SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 1 TO POST EFFECTIVE AMENDMENT
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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WLMG HOLDING INC.

(Exact Name of Registrant in its Charter)

Delaware
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

3008 County Clare Road
Greensboro, NC 27407
(336) 253-6667
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

3008 County Clare Road
Greensboro, NC 27407
(336) 253-6667
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	1,665,000	$0.20	$333,000	$13.08

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. The fixed price of $.20 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $.10 plus an increase based on the fact the shares will be liquid and registered.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE, 2010

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

1,665,000 SHARES OF
WLMG HOLDING INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 1,665,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: June , 2010

ITEM 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision .

ABOUT OUR COMPANY

We were incorporated on February 28, 2007 in the State of Delaware. On February 28, 2007, Steven Mitchem, our Founder and CEO was issued 5,000,000 common stock shares.

Our business is to distribute our unique and proprietary programs by out-licensing the rights for broadcast, cable, satellite, Internet and/or home video production to unrelated third parties that are independently engaged in the promotion and distribution of consumer programming.  In addition, we will work with providers of turnkey marketing solutions through licensing relationships for both merchants and advertisers over the internet.

WHERE YOU CAN FIND US

Our principal executive office location and mailing address is 3008 County Clare Road, Greensboro, North Carolina 27407.  This location is the home of our President and CEO, Steven Mitchem, who supplies this office space to us for a nominal rental fee.  Our telephone number is (336) 253-6667.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the sale of these shares.  The offering price of $0.20 was determined by the price shares were sold to our shareholders in a private placement memorandum of $.10 plus an increase based on the fact the shares will be liquid and registered and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.   There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis”, “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the years ended December 31, 2009 and December 31, 2008 are derived from our audited financial statements. The statement of operations and balance sheet data from for the three months ended March 31, 2010 are derived from our unaudited financial statements.

	For three month Ended March 31, 2010 (unaudited)	For the year ended December 31, 2009	For the year ended December 31, 2008
STATEMENT OF OPERATIONS

Revenues	$-	$-	-
Total Operating Expenses	$9,398	$150,019	26,662
Net Loss	$(9,198)	$(151,830)	(26,662)

	As of March 31, 2010 (Unaudited)	As of December 31, 2009	As of December 31, 2008
BALANCE SHEET DATA

Cash	$2,906	$4,375	$175,943
Total Assets	$2,906	$4,375	$175,943
Total Liabilities	$8,229	$1,800	$16,738
Stockholders’ Equity (Deficit)	$(5,323)	$2,575	$159,205

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Delaware on February 28, 2007. We have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations and acquire the operating entities as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. As reflected in the accompanying unaudited financial statements, the Company is in the development stage with no operations, has an accumulated deficit of $197,923 for the period from February 28, 2007 (inception) to March 31, 2010, and has negative cash flow from operations of $173,594 from inception.  In addition, there is a working capital deficiency and stockholders’ deficiency of $5,323 as of March 31, 2010. These factors raise substantial doubt about the Company’s ability to continue as a going concern. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF STEVEN MITCHEM, PRESIDENT, CHAIRMAN, CEO, AND EUGENE WHITMIRE, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Steven Mitchem, President, Chairman, CEO, and Eugene Whitmire Chief Financial Officer, Secretary and Treasurer, our officers. We currently do not have an employment agreement with Mr. Mitchem or Mr. Whitmire. The loss of the services of our officers could have a material adverse effect on our business, financial condition or results of operation.

THE RECENT SEVERE ECONOMIC DOWNTURN AND ADVERSE CONDITIONS IN THE LOCAL, REGIONAL, NATIONAL AND GLOBAL MARKETS, HIGH ENERGY, AND GASOLINE PRICES COULD NEGATIVELY AFFECT OUR OPERATIONS, AND MAY CONTINUE TO NEGATIVELY AFFECT OUR OPERATIONS IN THE FUTURE AND COULD NEGATIVELY IMPACT OUR ABILITY TO ACCESS FINANCING.

The recent severe economic downturn and adverse conditions in the local, regional, national and global markets could negatively affect our operations, and may continue to negatively affect our operations in the future and could negatively impact our ability to access financing.

WE MAY BE UNABLE TO RETAIN OUR KEY EMPLOYEES OR ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED EMPLOYEES IN THE FUTURE.

We will need to attract, hire and retain talented management and other highly skilled employees with experience and expertise in all areas of our business to be successful. Competition for employees in our industry is highly competitive. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. If we are not able to hire and retain key employees our business and financial condition could be harmed.

WE CANNOT GIVE YOU ANY ASSURANCE THAT WE WILL NOT ISSUE ADDITIONAL COMMON OR PREFERRED SHARES, OR OPTIONS OR WARRANTS TO PURCHASE THOSE SHARES, UNDER CIRCUMSTANCES WE MAY DEEM APPROPRIATE AT THE TIME.

Our issuance of additional shares of our common stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights. Our issuance of shares of preferred stock, or options or warrants to purchase those shares, could negatively impact the value of your shares of common stock as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation. We are entitled, under our certificate of incorporation to issue up to 100,000,000 common and 5,000,000 “blank check” preferred shares. After taking into consideration our outstanding common and preferred shares as of May 11, 2009, we will be entitled to issue up to 93,335,000 additional common shares and 5 million preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our stockholders based upon such factors as our board of directors may deem relevant at that time. Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

WE MAY HAVE DIFFICULTY IN ATTRACTING AND RETAINING MANAGEMENT AND OUTSIDE INDEPENDENT MEMBERS TO OUR BOARD OF DIRECTORS AS A RESULT OF THEIR CONCERNS RELATING TO THEIR INCREASED PERSONAL EXPOSURE TO LAWSUITS AND STOCKHOLDER CLAIMS BY VIRTUE OF HOLDING THESE POSITIONS IN A PUBLICLY HELD COMPANY.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors. Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers liability insurance to pay on a timely basis the costs incurred in defending such claims. We currently do not carry limited directors and officer’s liability insurance. Directors and officers liability insurance has recently become much more expensive and difficult to obtain. If we are unable to provide directors and officers liability insurance at affordable rates, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.

WE ARE CURRENTLY NEGOTIATING LICENSING AGREEMENTS FOR ONE OF OUR INITIAL PROJECTS WHICH WE HAVE NOT FINALIZED AND WE MAY NOT BE ABLE TO ENTER INTO THESE AGREEMENTS,

We are currently working on completing licensing agreement for one of our initial projects Hip-Hop Nation.  Once we complete the current licensing agreements our plans include increasing the number of licensees for Hip-Hop Nation as well as growing our product line available for licensing to include additional titles, primarily Playground Earth, Spring Break and Marshall’s Women in Comedy.  However, to date we have not finalized any of the licensing agreement on behalf of Hip-Hop Nation and we can provide no assurances as to whether we will be able to enter into such material agreements.  In the event that we can not finalize these agreements a key component of our plan of operations will be delayed and we may need to pursue other options regarding our business plan.

VOTING CONTROL OF OUR COMMON STOCK IS POSSESSED BY STEVEN MITCHEM. ADDITIONALLY, THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF WLMG HOLDING, INC. THAT MIGHT OTHERWISE RESULT IN YOUR RECEIVING A PREMIUM OVER THE MARKET PRICE FOR YOUR COMMON STOCK.

The voting control of our common stock is possessed solely by Mr. Steven Mitchem, our chief executive officer. Mr. Mitchem owns 5,000,000 shares of our common stock.  Holders of our common stock are entitled to one non-cumulative vote on all matters submitted to our stockholders. The result of Mr. Mitchem’s voting control is that he has the ability to control all matters submitted to our stockholders for approval and to control our management and affairs, including extraordinary transactions such as mergers and other changes of corporate control, and going private transactions. Additionally, this concentration of voting power could discourage or prevent a potential takeover of the company that might otherwise result in your receiving a premium over the market price for your common stock.

THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY WLMG HOLDING INC. AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

Our articles of incorporation contain provisions, which eliminate the liability of our directors for monetary damages to us and our stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our stockholders.

OUR DIRECTORS HAVE THE RIGHT TO AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF OUR PREFERRED STOCK AND ADDITIONAL SHARES OF OUR COMMON STOCK.

Our directors, within the limitations and restrictions contained in our articles of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. We have no intention of issuing additional shares of preferred stock at the present time. Any issuance of additional shares of preferred stock could adversely affect the rights of holders of our common stock. Should we issue additional shares of our common stock at a later time, each investor's ownership interest in our stock would be proportionally reduced. No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

THE OFFERING PRICE OF THE SHARES WAS SOLELY DETERMINED BASED UPON THE PRICE THE SHARES WERE SOLD IN THEIR OFFERING, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.20 for the shares of common stock was determined based upon the price the shares were sold to the investors in our private placement memorandum of $.10 plus an increase based on the fact the shares will be liquid and registered. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Item 4.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock of $.20 was determined as the selling price based upon the original purchase price paid by the selling shareholders of $.10 plus an increase based on the fact the shares will be liquid and registered.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over-The-Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be a penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Item 7.

SELLING SHAREHOLDERS

The shares being offered for sale by the selling stockholders consist of the 1,665,000 shares of our common stock held by 41 shareholders which sold 1,665,000 shares in our Regulation D Rule 506 offering completed in November 2008.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 11, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for sale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior To Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Amick, Angela	50,000	50,000	0	0%
Amick, Matthew	50,000	50,000	0	0%
Baumqartner, Christopher	50,000	50,000	0	0%
Baumgartner, Stephanie	50,000	50,000	0	0%
Davis, Meeqan	10,000	10,000	0	0%
Dickerson, Jason	50,000	50,000	0	0%
Erickson, John	50,000	50,000	0	0%
Gignac, Harold	10,000	10,000	0	0%
Gignac, Laura	10,000	10,000	0	0%
Giqnac, Patricia	10,000	10,000	0	0%
Golt, Gerald E	50,000	50,000	0	0%
Halpin-Poirier, Monique	50,000	50,000	0	0%
Hanlin, James	50,000	50,000	0	0%
Harward, Douq	50,000	50,000	0	0%
Hudgins Jr, Dan	50,000	50,000	0	0%
Hudqins. P.D.	50,000	50,000	0	0%
Huss Jr. Thomas H	50,000	50,000	0	0%
Ihn, Myunqhee	50,000	50,000	0	0%
Ihn, Tai S	50,000	50,000	0	0%
Johnson, Loretta	50,000	50,000	0	0%
Jones, Sandra G.	20,000	20,000	0	0%
Kelly, Daniel	50,000	50,000	0	0%
Kim, Aekyung	50,000	50,000	0	0%
Kradel, Amy	50,000	50,000	0	0%
Kradel, Michael	50,000	50,000	0	0%
Mix, Kelly A	50,000	50,000	0	0%
Mix, Thomas	50,000	50,000	0	0%
Moon, Hyunsik	50,000	50,000	0	0%
Nahas, Damon	50,000	50,000	0	0%
Poirier, Dan	50,000	50,000	0	0%
Pyun, Alex	5,000	5,000	0	0%
Pyun, Jacquelyn	10,000	10,000	0	0%
Queen, Nathan	30,000	30,000	0	0%
Rice, Bill	50,000	50,000	0	0%
Traube, Beatrice N	20,000	20,000	0	0%
Traube, Martin J	20,000	20,000	0	0%
Whitehead, Elizabeth	20,000	20,000	0	0%
Winget, James K	50,000	50,000	0	0%
Winget, Jill S	50,000	50,000	0	0%
Woody, Frank S	50,000	50,000	0	0%
Woody, Georqye	50,000	50,000	0	0%

To our knowledge, none of the selling shareholders or their beneficial owners:

1)           Has had a material relationship with us other than as a shareholder at any time within the past three years; or
2)           Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
3)           Are a broker-dealer or affiliated with a broker-dealer.

Item 8.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over-The-Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.20 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following method.

o     ordinary brokers transactions, which may include long or short sales,
o     transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
o     through direct sales to purchasers or sales effected through agents,
o     through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
o     any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 Shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock $0.001 par value per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.  Currently there are 6,665,000 common shares outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, 0.001 par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently there are 0 preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

ITEM.10

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM.11 Information with Respect to the Registrant

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in February 2007 in the State of Delaware. On February 28, 2007, Steven Mitchem, our Founder and President was issued 5,000,000 common stock shares for consideration of $10,000.

DESCRIPTION OF BUSINESS

GENERAL

We were incorporated in Delaware on February 2007.  We plan to out-license original television programming aimed at young adults as well as internet sites.  Our business is to distribute our unique and proprietary programs by out-licensing the rights for broadcast, cable, satellite, Internet and/or home video production to unrelated third parties that are independently engaged in the promotion and distribution of consumer programming.

We plan to out-license original television programming aimed at young adults as well as internet sites. Our business is to distribute our unique and proprietary programs by out-licensing the rights for broadcast, cable, satellite, Internet and/or home video production to unrelated third parties that are independently engaged in the promotion and distribution of consumer programming. Additionally we plan to work with providers of turnkey marketing solutions to reach merchants and advertisers through the internet.

Products

We plan to produce a product line that has television ratings attractive to audiences.  Opportunity exists to expand the distribution of copyrighted shows, to produce a limited number of new compilations from existing footage and to convert more programming to DVD for out-licensing and for direct-to-consumer sales. Current projects we are working on include:

Hip-Hop Nation: Up-and-coming as well as established artists explore the underground world of hip-hop culture.
Playground Earth: An up-close-and-personal look at adventure sports, the essence of the wild outdoor experience.
Spring Break: A feature-length documentary capturing the craziness of a great American institution – Spring Break – as experienced by the students who live it.
Marshall’s Women in Comedy: Prime time network special starring Whoopi Goldberg, Joy Behar and Caroline Rhea.
Inside the Music: An “Access Hollywood” look at the latest music scene.

Competition

In a competitive market that demands differentiated programming aimed at niche audiences, we would like to find programming that has a track record of successful network broadcasts and syndication sales.

While our distribution partners can choose from an unlimited number and variety of programming available for broadcast, cable and/or DVD, we alone want to offer our distinct original programs.

Sales

We will seek revenues derived from out-licensing and syndication and the sale of broadcast rights of original multi-episodic programming to distribution partners in consumer media markets around the world.  We want to out-license television, home video and/or Internet rights around the world through a Los Angeles-based sales agency.  We are exploring a sales agency agreement with Vision Films Inc. that would be renewable annually.  The role of the agency is to solicit agreements for the sale, license, disposition and/or exploitation of our programs in all media through a licensed territory during the term of the agreement. The agency distribution fee should be equal to 30% of gross receipts, defined as all monies payable in connection with the programming received from all sources. This percentage fee arrangement will allow us to operate with minimal overhead while achieving a steady gross margin.  The sales agency reports a summary of sales and expenses within 60 days of the end of each calendar quarter. Additionally we are considering a license agreement with Internet Consulting Services, Inc.  to help create a viral internet  sales strategy.

Target Markets and Customers

Global interest in American youth culture creates a large consumer media market for our programming.  Therefore, we are positioned to offer a targeted product line to distribution partners all around the world.

Our planned sales and marketing strategy will target distribution partners in consumer media markets around the world who can in-license our programs for specific territories for a finite time period.  We will reach these customers through trade listings, screening DVDs, promotional print brochures and posters, and presence at major industry markets, including NATPE, AMF, MIPTV, LA Screenings, MipCom, MipAsia, Cannes and MIFED.  Currently, we plan to work on establishing licensing agreements for broadcast rights in only 35% of identified broadcast markets worldwide. Sales efforts at the above mentioned trade shows, more availability of screening DVDs, and newly compiled programming content will increase our global penetration of broadcast market areas.

The following table lists licensing agreements that we are working on completing for one of our initial projects Hip-Hop Nation.  Once we complete the current licensing agreements our plans include increasing the number of licensees for Hip-Hop Nation as well as growing our product line available for licensing to include additional titles, primarily Playground Earth, Spring Break and Marshall’s Women in Comedy.  To date we have not finalized any of the agreements set forth below or any other licensing agreement on behalf of Hip-Hop Nation but we have completed a form of licensing agreement which we are using to negotiate the terms of the licensing agreement with these third parties.  We have not entered into any agreements at this time because we have been unable to reach satisfactory terms with prospective licensees . At this time it is our goal to have at least one agreement finalized and executed by the end of the year. However, we can provide no assurances that we will be able to finalize any of these agreements.

AGREEMENTS WE ARE CURRENTLY WORKING ON:

Licensing Agreements for Hip-Hop Nation
Territory	Licensee	Rights Granted
USA, Canada	Xenon	Home video (DVD, VHS CD-Rom)
South Africa	ILC SA Ltd	Home video (VHS, HDDVD, iPod)
Japan	Step-by-Step Co.	Home video (VHS, DVD, VOD)
Netherlands, Belgium, Luxembourg	Media Sales & Licensing BV	All forms of home video, include DVD and VHS
Philippines	Solar Entertainment	Cable TV
Australia, NZ	Stomp Visual	Home video (VHS, DVD)
France	Infini Media	Home video and TV: cable, satellite
Brazil, Chile	Top Tape	Home video (VHS, DVD)
UK	Revelation Films Ltd	All physical AV (DVD, VHS)

Our growth plans will include direct-to-consumer marketing to promote DVD sales of our programming in the US.  Promotions will be aimed exclusively at the 18-to-24 year old collegiate demographic.  This audience demands the type of demographically-targeted programming that we will provide.  To market the sale of DVDs, we will employ several previously effective promotional vehicles, including retail point-of-sale, direct mail, and MTV infomercials. We also plan to develop a consumer website and to test direct response advertising on USA late-night TV, a strategy proven effective for similar television programs sold on DVD.   Additionally we have identified a consulting firm that we think can assist us in the internet sales strategy.

Nielsen Media Research reports that college students watch an average of 24.3 hours of television per week.  The most popular time for students to watch television is at night, with 74 percent of student’s surveyed watching primetime from 8 p.m. to 11 p.m. and 60 percent of students watching late-night TV from 11 p.m. to 1 a.m.  The most popular networks for college students are ESPN, MTV and Comedy Central, which indicates the most popular genres for students are sports, music, and comedy entertainment.  Traditional television networks are investing in new media entries to maintain market share in the collegiate demographic, which is becoming increasingly fragmented due to ongoing growth in the amount and variety of programming available for viewing.

Nielsen Media Research will start this spring including college students living away from home in its television ratings, a move that could bolster ratings on networks like Fox, MTV and the WB, which cater to younger viewers.  Because networks and advertisers rely on the ratings to sell commercials, the inclusion of college students who live away from home will add a potentially influential demographic, translating into rating points that will attract advertisers and could result in increased demand for content aimed specifically at this demographic.

Industry Trends

Television Licensing

Since the advent of cable television, the number of channels and variety of programming has risen steadily. As a result, television audiences are increasingly fragmented, driving the demand for low-cost, high-quality niche programming, according to Forrester Research.  Because we plan to out-license only existing programming and intend to add only new compilations of existing footage, our production costs will be low and we will be able to offer high-quality products at a low licensing cost to our distribution partners.

DVD Sales

Retail DVD sales are expected to continue to grow throughout the world, albeit at a slower rate than in previous years. A value decline at retail is being driven by price deflation due to the growing popularity of mass merchants as a preferred channel among consumers for the purchase of DVDs.  This trend will continue to help drive the sale of DVDs.

In 2006, DVD purchases outside the US generated over $1 billion, according to Media Control International.  In the US, consumer purchases of home entertainment, primarily DVD, totaled over $500 million in 2006.

TV titles on DVD are the biggest growth driver on home video, with sales growth of 28% in 2005, according to Nielsen Research.  Buyers of TV shows on DVD tend to be younger and more affluent than the average of all DVD buyers. Renewed interest in network TV shows, including reality TV, has driven new interest in the TV category in stores, contributing to growth in TV DVD sales.  Growth potential is enormous, according to MTV research. Better packaging of TV product for rental retailers supported by point-of-purchase promotions will help push TV DVDs in rental and purchase categories at retail.

Digital Technology

Technological advancements such as Internet video-on-demand (VoD) and high definition DVD are creating additional licensing opportunities for content providers.  While still small in comparison to the overall DVD market, the digital retail market is expected to expand rapidly.

DESCRIPTION OF PROPERTY

Our business office is located at 3008 County Clare Road, Greensboro, North Carolina 27407. Currently, this space is sufficient to meet our needs; however, if we expand our business to a significant degree, we will have to find a larger space.

LEGAL PROCEEDINGS

There are currently no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of common stock. We anticipate applying for trading of our common stock on the Over-the-Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of June 22, 2010, we had 42 shareholders of our common stock.

Rule 144 Shares

As of March 2009 the 5,000,000 shares of common stock issued to Steven Mitchem are currently available for sale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After November 2009, the 1,665,000 shares of our common stock held by the 41 shareholders who purchased their shares in the Regulation D 506 offering by us will become available for sale to the public without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have granted no stock options.

Registration Rights

None

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	F-1	CONDENSED BALANCE SHEETS AS OF MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009.

PAGE	F-2	CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009, AND FOR THE PERIOD FROM FEBRUARY 28, 2007 (INCEPTION) TO MARCH 31, 2010 (UNAUDITED).

PAGE	F-3	CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT) FOR THE PERIOD FROM FEBRUARY 28, 2007 (INCEPTION) TO MARCH 31, 2010 (UNAUDITED).

PAGE	F-4	CONDENSED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 AND FOR THE PERIOD FEBRUARY 28, 2007 (INCEPTION) TO MARCH 31, 2010 (UNAUDITED).

PAGES	F-5 - F-8	NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED).

WLMG Holding, Inc.
(A Development Stage Company)
Condensed Balance Sheets

ASSETS

	March 31, 2010	December 31, 2009
	(Unaudited)

Current Assets
Cash	$2,906	$4,375
Total Assets	2,906	4,375

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current Liabilities
Accounts payable	$8,229	$1,800
Total Liabilities	8,229	1,800

Commitments and Contingencies

Stockholders' Equity/(Deficit)

Preferred stock, $0.001 par value; 5,000,000 shares authorized,
none, issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
6,665,000 and 6,665,000 shares issued and outstanding, respectively	6,665	6,665
Additional paid-in capital	185,935	184,635
Accumulated Deficit During the Development Stage	(197,923)	(188,725)
Total Stockholders' Equity/(Deficit)	(5,323)	2,575

Total Liabilities and Stockholders' Equity/(Deficit)	$2,906	$4,375

See accompanying notes to condensed unaudited financial statements.

1

WLMG Holding, Inc.
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Period From February 28, 2007 (Inception) to
	March 31, 2010	March 31, 2009	March 31, 2010

Revenue	$-	$-	$-

Operating Expenses
Professional fees	7,555	32,873	169,551
General and administrative	1,843	2,377	26,761
Total Operating Expenses	9,398	35,250	196,312

Other Income
Gain on settlement	200	-	200
Total Other Income	200	-	200

Loss from Operations Before Provision for Income Taxes	(9,198)	(35,250)	(196,112)

Provision for Income Taxes	-	-	1,811

Net Loss	$(9,198)	$(35,250)	$(197,923)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding
during the period - Basic and Diluted	6,665,000	6,680,556

See accompanying notes to condensed unaudited financial statements.

F-1

WLMG Holding, Inc.
(A Development Stage Company)
Condensed Statement of Changes in Stockholders' Equity/(Deficit)
For the Period From February 28, 2007 (Inception) to March 31, 2010
(Unaudited)

	Preferred stock		Common stock			Deficit accumulated	Total
	$.001 Par Value		$.001 Par Value		Additional	during	Stockholders'
					Paid-in	development	Equity/
	Shares	Amount	Shares	Amount	Capital	stage	(Deficit)

Balance February 28, 2007 (Inception)	-	$-	-	$-	$-	$-	$-

In kind contribution of services	-	-	-	-	4,400	-	4,400

Common stock issued for cash ($0.10/Sh)	-	-	60,000	60	5,940	-	6,000

Common stock issued to founder for cash ($0.002/Sh)	-	-	5,000,000	5,000	5,000	-	10,000

Net loss for the period February 28, 2007 (Inception ) to December 31, 2007	-	-	-	-	-	(10,233)	(10,233)

Balance December 31, 2007	-	-	5,060,000	5,060	15,340	(10,233)	10,167

Common stock issued for cash ($0.10/Sh)	-	-	1,705,000	1,705	168,795	-	170,500

In-kind contribution of services	-	-	-	-	5,200	-	5,200

Net loss December 31, 2008	-	-	-	-	-	(26,662)	(26,662)

Balance December 31, 2008	-	-	6,765,000	6,765	189,335	(36,895)	159,205

Cancelled stock subscriptions	-	-	(100,000)	(100)	(9,900)	-	(10,000)

In-kind contribution of services	-	-	-	-	5,200	-	5,200

Net loss December 31, 2009	-	-	-	-	-	(151,830)	(151,830)

Balance December 31, 2009	-	-	6,665,000	6,665	184,635	(188,725)	2,575

In-kind contribution of services	-	-	-	-	1,300	-	1,300

Net loss for the period ended March 31, 2010	-	-	-	-	-	(9,198)	(9,198)

Balance March 31, 2010	-	$-	6,665,000	$6,665	$185,935	$(197,923)	$(5,323)

See accompanying notes to condensed unaudited financial statements.

F-2

WLMG Holding, Inc.
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

			For the Period From
	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009	February 28, 2007 (Inception) to March 31, 2010
Cash Flows From Operating Activities:
Net Loss	$(9,198)	$(35,250)	$(197,923)
Adjustment to reconcile net loss to net cash used in operations
In kind contribution of services	1,300	1,300	16,100
Changes in operating assets and liabilities:
(Decrease)/Increase in accounts payable	6,429	(7,414)	8,229
Net Cash Used In Operating Activities	(1,469)	(41,364)	(173,594)

Cash Flows From Financing Activities:
Refund for cancelled stock subscriptions	-	(10,000)	(10,000)
Cash received from subscription receivable
Proceeds from issuance of common stock	-	-	186,500
Increase/(Decrease) in Subscriptions Receivable
Net Cash Provided by (Used In) Financing Activities	-	(10,000)	176,500

Net Increase (Decrease) in Cash	(1,469)	(51,364)	2,906

Cash at Beginning of Period	4,375	175,943	-

Cash at End of Period	$2,906	$124,579	$2,906

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$1,811

See accompanying notes to condensed unaudited financial statements.

F-3

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2010
(UNAUDITED)

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Activities during the development stage include developing the business plan and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.” As of March 31, 2010 and 2009, respectively, there were no common share equivalents outstanding.

(E) Income Taxes

F-4

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2010
(UNAUDITED)

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (F) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(G) Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) No. 2009-13, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The ASU significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The ASU will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company does not expect the adoption of ASU No. 2009-13 to have any effect on its financial statements upon its required adoption on January 1, 2011.

(H) Fair Value of Financial Instruments

The carrying amounts on the Company’s financial instruments including accounts payable, approximate fair value due to the relatively short period to maturity for this instrument.

(I) Revenue Recognition

The Company recognized revenue on arrangements in accordance with FASB Codification Topic 605, “Revenue Recognition” (“ASC Topic 605”).  Under ASC Topic 605, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

F-5

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2010
(UNAUDITED)

NOTE 2	GOING CONCERN

As reflected in the accompanying unaudited financial statements, the Company is in the development stage with no operations, has an accumulated deficit of $197,923 for the period from February 28, 2007 (inception) to March 31, 2010, and has negative cash flow from operations of $173,594 from inception.  In addition, there is a working capital deficiency and stockholders’ deficiency of $5,323 as of March 31, 2010. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3	STOCKHOLDERS’ DEFICIT

Common Stock Issued for Cash

For the period February 28, 2007 (inception) to December 31, 2008, the Company issued 1,765,000 shares of common stock for cash of $176,500 ($0.10/share).

For the period February 28, 2007 (inception) to December 31, 2007, the Company also issued 5,000,000 founder shares of common stock for cash of $10,000 ($0.002/share) (See Note 5).

In kind Contribution of Services

For the period ended March 31, 2010, a shareholder of the Company contributed services having a fair value of $1,300 (See Note 5).

For the year ended December 31, 2009, a shareholder of the Company contributed services having a fair value of $5,200 (See Note 5).

For the year ended December 31, 2008, the shareholders of the Company contributed service having a fair value of $5, 200 (See Note 5).

F-6

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF MARCH 31, 2010
(UNAUDITED)

For the period from February 28, 2007 (inception) through December 31, 2007 the shareholders of the Company contributed services having a fair value of $4,400 (See Note 5).

Refund of Subscriptions

In January 2009, the Company refunded the stock subscriptions of two stockholders in the amount of $10,000 and subsequently cancelled 100,000 shares of common stock.

NOTE 4	COMMITMENTS

On November 1, 2008 the Company entered into a consulting agreement which provides for monthly administrative and other miscellaneous services.  The Company is required to pay $5,000 a month beginning November 1, 2008.  The agreement was terminated effective December 1, 2009.

On April 13, 2009, the Company entered into a licensing agreement with Internet Consulting Services, Inc.   The initial payment of $10,000 was made on April 13, 2009 upon entering into the agreement.  Per the agreement, an additional $10,000 was due on May 13, 2009 and $15,000 was due on September 13, 2009.  The agreement terminates on April 13, 2012, it may be renewed for successive one year terms.  As of December 31, 2009, the Company impaired the $35,000 licensing agreement as it was determined it had no future value.

During the three months ending March 31, 2010, the Company received $200 as a settlement over the license agreement. This amount was recorded as a gain on settlement. There will be no further amounts paid to the Company in connection with the termination of this agreement.

NOTE 5	RELATED PARTY TRANSACTIONS

The President of the Company contributed an estimated $16,100 worth of services to the Company from February 28, 2007 (Inception) to March 31, 2010. The Company has treated these services as additional paid-in capital (See Note 3).

The Company also issued 5,000,000 founder shares of common stock for cash of $10,000 ($0.002/share) (See Note 3)

F-7

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

AS OF December 31, 2009

WLMG Holding, Inc.
(a development stage company)
Financial Statements Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
WLMG Holding, Inc.

We have audited the accompanying balance sheets of WLMG Holding, Inc. (a Development Stage Company) (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 and for the period from February 28, 2007 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of WLMG Holding, Inc. as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 and for the period from February 28, 2007 (Inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the development stage and has a net loss and accumulated deficit of $188,725 for the period February 28, 2007 (Inception) to December 31, 2009 and a negative cash flow from operations of $172,125 for the period February 28, 2007 (Inception) to December 31, 2009.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
February 18, 2010

WLMG Holding, Inc.
(A Development Stage Company)
Balance Sheets

ASSETS

	December 31, 2009	December 31, 2008

Current Assets
Cash	$4,375	$175,943

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,800	$16,738
Total Liabilities	1,800	16,738

Commitments and Contingencies

Stockholders' Equity

Preferred stock, $0.001 par value; 5,000,000 shares authorized,
none, issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
6,665,000 and 6,765,000 shares issued and outstanding, respectively	6,665	6,765
Additional paid-in capital	184,635	189,335
Accumulated Deficit During the Development Stage	(188,725)	(36,895)
Total Stockholders' Equity	2,575	159,205

Total Liabilities and Stockholders' Equity	$4,375	$175,943

See accompanying notes to financial statements

WLMG Holding, Inc.
(A Development Stage Company)
Statements of Operations

			For the Period From
	For the Year Ended		February 28, 2007 (Inception)
	December 31, 2009	December 31, 2008	to December 31, 2009

Operating Expenses
Professional fees	$135,126	$21,289	$161,996
General and administrative	14,893	5,373	24,918
Total Operating Expenses	150,019	26,662	186,914

Loss from Operations Before Provision for Income Taxes	(150,019)	(26,662)	(186,914)

Provision for Income Taxes	1,811	-	1,811

Net Loss	$(151,830)	$(26,662)	$(188,725)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.00)

Weighted average number of shares outstanding
during the period - Basic and Diluted	6,670,128	5,516,603

See accompanying notes to financial statements

WLMG Holding, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period From February 28, 2007 (Inception) to December 31, 2009

	Preferred stock		Common stock			Deficit
	$.001 Par Value		$.001 Par Value		Additional	accumulated during	Total
					Paid-in	development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	stage	Equity

Balance February 28, 2007 (Inception)	-	$-	-	$-	$-	$-	$-

In kind contribution of services	-	-	-	-	4,400	-	4,400

Common stock issued for cash ($0.10/Sh)	-	-	60,000	60	5,940	-	6,000

Common stock issued to founder for cash ($0.002/Sh)	-	-	5,000,000	5,000	5,000	-	10,000

Net loss for the period February 28, 2007 (Inception ) to December 31, 2007	-	-	-	-	-	(10,233)	(10,233)

Balance December 31, 2007	-	-	5,060,000	5,060	15,340	(10,233)	10,167

Common stock issued for cash ($0.10/Sh)	-	-	1,705,000	1,705	168,795	-	170,500

In-kind contribution of services	-	-	-	-	5,200	-	5,200

Net loss December 31, 2008	-	-	-	-	-	(26,662)	(26,662)

Balance December 31, 2008	-	-	6,765,000	6,765	189,335	(36,895)	159,205

Cancelled stock subscriptions	-	-	(100,000)	(100)	(9,900)	-	(10,000)

In-kind contribution of services	-	-	-	-	5,200	-	5,200

Net loss December 31, 2009	-	-	-	-	-	(151,830)	(151,830)

Balance December 31, 2009	-	$-	6,665,000	$6,665	$184,635	$(188,725)	$2,575

See accompanying notes to financial statements

WLMG Holding, Inc.
(A Development Stage Company)
Statements of Cash Flows

			For the Period From
	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	February 28, 2007 (Inception) to December 31, 2009
Cash Flows From Operating Activities:
Net Loss	$(151,830)	$(26,662)	$(188,725)
Adjustment to reconcile net loss to net cash used in operations
In kind contribution of services	5,200	5,200	14,800
Changes in operating assets and liabilities:
Decrease/Increase in accounts payable	(14,938)	10,992	1,800
Net Cash Used In Operating Activities	(161,568)	(10,470)	(172,125)

Cash Flows From Financing Activities:
Refund for cancelled stock subscriptions	(10,000)	-	(10,000)
Cash received from subscription receivable
Proceeds from issuance of common stock	-	170,500	186,500
Increase/(Decrease) in Subscriptions Receivable
Net Cash Provided by (Used In) Financing Activities	(10,000)	170,500	176,500

Net Increase (Decrease) in Cash	(171,568)	160,030	4,375

Cash at Beginning of Period	175,943	15,913	-

Cash at End of Period	$4,375	$175,943	$4,375

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-
Cash paid for taxes	$1,811	$-	$1,811

See accompanying notes to financial statements

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

WLMG Holding Inc. (the “Company”) was incorporated in Delaware on February 28, 2007. The Company was organized to provide business services and financing to emerging growth entities.

Activities during the development stage include developing the business plan and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.” As of December 31, 2009 and 2008, respectively, there were no common share equivalents outstanding.

(E) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	Years Ended December,
	2009	2008

Deferred tax liability:	$-	$-
Deferred tax asset
Net Operating Loss Carryforward	59,134	9,280
Valuation allowance	(59,134)	(9,280)
Net deferred tax asset	-	-
Net deferred tax liability	$-	$-

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards before they will expire through the year 2029.

The net change in the valuation allowance for the year ended December 31, 2009 and 2008 was an increase of $49,854and $7,297, respectively.

The components of income tax expense related to continuing operations are as follows:

	2009	2008
Federal
Current	$-	$-
Deferred	-	-
	$-	$-
State and Local
Current	$0	$0
Deferred	-	-
	$0	$0

 (F) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(G) Recent Accounting Pronouncements

In June 2009, the FASB issued ASC 105 Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards Codification TM (the “Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws, however, will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 30, 2009, all references made to GAAP in our consolidated financial statements will include references to the new Codification. The Codification does not change or alter existing GAAP and, therefore, will not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB issued changes to the consolidation guidance applicable to a variable interest entity (VIE). FASB ASC Topic 810, "Consolidation," amends the guidance governing the determination of whether an enterprise is the primary beneficiary of a VIE, and is, therefore, required to consolidate an entity, by requiring a qualitative analysis rather than a quantitative analysis. The qualitative analysis will include, among other things, consideration of who has the power to direct the activities of the entity that most significantly impact the entity's economic performance and who has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE. FASB ASC 810 also requires enhanced disclosures about an enterprise's involvement with a VIE. Topic 810 is effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009. This will not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 - Transfers and Servicing. FASB ASC No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement, if any, in transferred financial assets. FASB ASC No. 860 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB ASC No. 860 will have on its financial statements.

(H) Fair Value of Financial Instruments

The carrying amounts on the Company’s financial instruments including accounts payable, approximate fair value due to the relatively short period to maturity for this instrument.

(I) Revenue Recognition

The Company recognized revenue on arrangements in accordance with FASB Codification Topic 605, “Revenue Recognition” (“ASC Topic 605”).  Under ASC Topic 605, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

NOTE 2     GOING CONCERN

As reflected in the accompanying audited financial statements, the Company is in the development stage with no operations, has an accumulated deficit of $188,725 for the period from February 28, 2007 (inception) to December 31, 2009, and has negative cash flow from operations of $172,125 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3	STOCKHOLDERS’ EQUITY

Common Stock Issued for Cash

For the period February 28, 2007 (inception) to December 31, 2009 the Company issued 1,765,000 shares of common stock for cash of $176,500 ($0.10/share).

The Company also issued 5,000,000 founder shares of common stock for cash of $10,000 ($0.002/share) (See Note 5).

WLMG HOLDING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

In kind Contribution of Services

For the year ended December 31, 2009, a shareholder of the Company contributed services having a fair value of $5,200 (See Note 5).

For the year ended December 31, 2008, the shareholders of the Company contributed service having a fair value of $5, 200 (See Note 5).

For the period from February 28, 2007 (inception) through December 31, 2007 the shareholders of the Company contributed services having a fair value of $4,400 (See Note 5).

Refund of Subscriptions

In January 2009, the Company refunded the stock subscriptions of two stockholders in the amount of $10,000 and subsequently cancelled 100,000 shares of common stock.

NOTE 4      COMMITMENTS

On November 1, 2008 the Company entered into a consulting agreement which provides for monthly administrative and other miscellaneous services.  The Company is required to pay $5,000 a month beginning November 1, 2008.  The agreement was terminated effective December 1, 2009.

On April 13, 2009, the Company entered into a licensing agreement with Internet Consulting Services, Inc.   The initial payment of $10,000 was made on April 13, 2009 upon entering into the agreement.  Per the agreement, an additional $10,000 was due on May 13, 2009 and $15,000 was due on September 13, 2009.  The agreement terminates on April 13, 2012, it may be renewed for successive one year terms.  As of December 31, 2009, the Company paid and expensed the $35,000 in accordance with the licensing agreement.

NOTE 5      RELATED PARTY TRANSACTIONS

The President of the Company contributed an estimated $14,800 worth of services to the Company from February 28, 2007 (Inception) to December 31, 2009. The Company has treated these services as additional paid-in capital (See Note 3).

The Company also issued 5,000,000 founder shares of common stock for cash of $10,000 ($0.002/share) (See Note 3)

NOTE 6      SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through February 18, 2010, the date the financial statements were issued and none were noted.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

MANAGEMENT DISCUSSION AND ANALYSIS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

PLAN OF OPERATION

We anticipate being able to support a number of licensing agreements sold through our sales agency for a fee equal to a percentage of gross receipts.  However, we require outside capital to convert additional programming to DVD and to promote a more robust DVD product line through direct-to-consumer channels.

We intend to launch a direct-to-consumer marketing program that includes retail point-of-sale, direct mail, MTV infomercials and direct response advertising on USA late-night TV.  In addition, we may contract with a consulting company to assist with an internet sales strategy. Projected revenues generated by our growth plan vary in direct correlation to the amount of marketing spending we are able to deploy using proceeds we are able to raise.

We intend to accomplish our growth plans by reaching the following milestones:

1.	We believe that we will raise sufficient capital to begin our efforts to grow revenues through increased DVD product availability and direct-to-consumer DVD sales.

2.
We will begin to develop a targeted marketing plan aimed at growing licensing and direct sales of our DVD product line.  We also intend to convert more programs to DVD for licensing or sale, which we believe will require production expenses of $45,000 to $80,000.

3.
Primary marketing and production oversight related to the business will be handled by our president and CEO.  We will consider hiring a part-time employee to facilitate additional licensing activity and assist in market research.  The time commitment of the position will depend upon the scale of our growth, but we believe it will require a minimum of $15,000 to hire the personnel needed to assist with this activity.

4.
After we have finalized our marketing planning and grown our DVD inventory,  we intend to launch a targeted two-pronged sales and marketing campaign: (a) we plan to increase the demand for newly converted DVD product through screening DVDs, increased trade listings, promotional mailings and posters and presence at major industry markets; and (b) we will market the sale of DVDs directly to consumers by employing several previously effective promotional vehicles, including retail point-of-sale, direct mail, and MTV infomercials.  We also plan to develop a consumer website and to test direct response advertising on USA late-night TV.

Limited Operating History

We were incorporated in Delaware on February 28, 2007. We have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities

Liquidity and Capital Resources

As of March 31, 2010 we have $ 2,906 in cash.

At the present time, we have not made any arrangements to raise additional cash.  If we need additional cash and are unable to raise it, we will either have to suspend or cease our growth plans entirely.

Results of Operations

For the three months ended March 31, 2010 our total operating expenses were $9,398 compared to total operating expenses $35,250 for the three months ended March 31, 2009.  The decrease in operating expenses was due to a decrease in professional fees from $32,873 for the three months ended March 31, 2009 to $7,555 for the three months ended March 31, 2010.

Our net loss for the three months ended March 31, 2010 was ($9,198) compared to a net loss of ($35,250) for the three months ended March 31, 2009. We continue to incur losses as our business plan has not been implemented.

Going Concern

As of March 31, 2010, we had $2,906 in cash. Cash and cash equivalents from inception to date have been sufficient to cover expenses involved in starting our business. We will require additional funds to continue to implement and expand our business plan during the next twelve months.

We currently do not have enough cash to satisfy our minimum cash requirements for the next twelve months. As reflected in the accompanying financial statements, we are in the development stage with no operations, have an accumulated deficit of $197,923 for the period from February 28, 2007 (inception) to March 31, 2010, and have negative cash flow from operations of $173,594 from inception. In addition, there is a working capital deficiency and stockholder deficiency of $5,323 as of March 31, 2010.  This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding through either debt or equity financing as well as the steps it is taking to pursue its business plan and generate revenue will provide us the opportunity to continue as a going concern.

DECEMBER 31, 2009

Liquidity and Capital Resources

As of December 31, 2009 we have $4,375 in cash.

At the present time, we have not made any arrangements to raise additional cash.  If we need additional cash and are unable to raise it, we will either have to suspend or cease our growth plans entirely.

Since inception, we have issued 5,000,000 shares of our common stock to Steven Mitchem for his capital contribution of $10,000 and completed a Regulation D Rule 506 offering in which we sold 1,665,000 shares of common stock to 41 investors, at a price per share of $0.10 per share for an aggregate offering price of $166,500.

As reflected in the accompanying audited financial statements, we are in the development stage with no operations, have an accumulated deficit of $188,725 for the period from February 28, 2007 (inception) to December 31, 2009, and have negative cash flow from operations of $172,125 from inception. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for us to continue as a going concern.

Results of Operations

For the year ended December 31, 2008 our total operating expenses were $26,662, compared to total operating expenses $151,830 for the year ended December 31, 2009.  This increase was due to an increase in professional fees associated with the costs involved in the having our shares approved to trade on the OTCBB Bulletin Board.

Our net loss for the year ended December 31, 2009 was ($151,830) compared to a net loss of ($26,662) for the year ended December 31, 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of June 23, 2009 are as follows:

NAME	AGE	POSITION
Steven Mitchem	56	President, Director, Chief Executive Officer, Principal Executive Officer
Eugene Whitmire	63	Chief Financial Officer, Secretary, Treasurer, Principal Financial Officer
Irv Pyun	52	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors.

Steven Mitchem

Mr. Mitchem has extensive senior level media and advertising experience developing and producing projects for NBC, ESPN and Viacom in addition to holding senior positions at American Home Products, Kayser Roth Corporation and Trone Advertising Agency.

Mr. Mitchem has been with Pace Communications, Inc. in Greensboro, NC since 2004 as Vice President of Destination Publications. Prior to that Mr. Mitchem served as Vice President of Sales and Program Distribution at Zoom Culture, Inc. since 2001  where he was responsible for developing and managing relationships with advertising, licensing and network partners.  He successfully created and launched programs from pilot through to syndication in 79% of US homes.

Mr. Mitchem also helped launch Smart Online, Inc., a publicly-traded company in Durham, NC, and its software product smartonline.com, a leading resource application for small businesses and entrepreneurs.  He engineered distribution agreements with US mass retailers Wal-Mart, CompUSA, Target, Best Buy and Staples to increase revenue from $1.3 million to $4.4 million.

As Director of Mass Merchant Development for leg wear giant Kayser-Roth Corp., Mr. Mitchem directed product development, brand marketing and licensing, and he implemented retail programs for Wal-Mart and Target that dramatically increased category sales.

Mr. Mitchem also directed national sales efforts for A.H. Robins Pharmaceutical Co, more than doubling sales revenues with national chain drug and mass merchants.

Mr. Mitchem is a 1977 graduate of Wake Forest University.

Eugene Whitmire

Eugene Whitmire has 35 years experience with national public and privately owned businesses, including expertise in E-commerce, management, finance, taxation, treasury and cash management.  He has been a Certified Public Accountant since 1971. Mr. Whitmire has owned and operated E. Eugene Whitmire, CPA Certified Public Accountant Practice in NC & SC since 1986.

For 13 years, Mr. Whitmire served as Vice President of Finance for Telerent Leasing Corporation, responsible for management of corporate finances including cash management and investments, accounting, SEC filings and reporting, federal and state (50) corporate income tax planning and preparation, MIS functions, insurance, purchasing and inventory control and employee relations.  During his tenure, the company experienced above average growth and financial success and was ranked consistently as one of the top performing publicly owned companies headquartered in North Carolina.

Following Telerent, Mr. Whitmire served as CEO of Equitel, Inc., a public telecommunications company, working with outside investors for venture funding. Previously, as CFO of Equitel, Inc., he was responsible for overseeing the company’s financial position and interfacing with finance partners.  He also performed treasury functions and investor relations and effected a reverse merger of the company.

Following Equitel Mr. Whitmire served as CFO of Smart Online, Inc., responsible for business planning, projections and investor presentations.

More recently, Mr. Whitmire has worked for Vaco, LLC Financial Consulting in Raleigh, NC and Nashville, TN January 2004 to August 2006, following this he joined Sherpa, LLC Financial Consulting  in Charlotte, NC August 2006 to March 2007 and most recently has worked with Huron Consulting Group, LLC Financial Consulting in Chicago, IL July 2007 to present.

Mr. Whitmire earned his BS in accounting at the University of South Carolina in 1969.  Following graduation, he worked for several years as a Senior Accountant with Deloitte & Touche.

Irv Pyun

Irv Pyun sold his company Benefit Solutions Group an employee benefits brokerage/consulting firm in Raleigh in 2004 and joined TriSure Benefits LLC as a Senior Vice President in January of 2005.  Irv left Trisure to join RPG Solutions, LLC in October of 2008,

Irv attended Brown University and has over 27 years of experience evaluating group insurance plans.  He was an officer and manager of the Group Underwriting Department with The Prudential Insurance Company of America and was responsible for underwriting group accounts ranging from 100 to 20,000 employees.  He is familiar with various funding mechanisms for all types of benefit plans whether they are fully insured, partially self-insured, or self-insured.  As an independent brokerage consultant, he has been advising employers on their employee benefit programs for more than 22 years, and served as Chairman of the Select Committee on Health Care for the City of Raleigh.  Irv is also a partner with Vesta Enterprises, LLC, a venture firm specializing in real estate.  Mr. Pyun is also currently involved with the production of two movies and a PBS TV show.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of June 22, 2010 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Steven Mitchem 3008 County Clare Road Greensboro, NC 27407	5,000,000	75%

Common Stock	All executive officers and directors as a group	5,000,000	75%

(1)         Based upon 6,665,000 shares outstanding as of June 22, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

Compensation of Executive Officers

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2009 and December 31, 2008 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Steven Mitchem President/Director	2009	$0	0	$	0	0	0	0	$0
	2008	$0	0	$	0	0	0	0	$0
Eugene Whitmire Chief Financial Officer, Treasurer, Principal Financial Officer	2009	$0	0	$	0	0	0	0	$0
	2008	$0	0	$	0	0	0	0	$0

(1)       We do not have any plans to pay our officers and directors any compensation at this time and our financial situation would be worse than currently disclosed if we were required to make such payments.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2009 and 2008.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.  There were no stock options exercised during year ending December 31, 2009 and 2008 by the executive officer(s) named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer during the year ended December 31, 2009 and 2008 under a LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity and at this time we have no plans to pay any fees to our directors.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WLMG HOLDING INC.
1,665,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is: June, 2010

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$13.03
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$2,500
Accounting fees and expenses	$7,500
Legal fees and expense	$10,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$20,013.08

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Directors And Officers.

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the State of Delaware on February 28, 2007 and 5,000,000 common shares were issued to Steven Mitchem. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In November 2008, we completed a Regulation D Rule 506 offering in which we sold 1,665,000 shares of common stock to 41 investors, at a price per share of $0.10 per share for an aggregate offering price of $166,500. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Amick, Angela	50,000
Amick, Matthew	50,000
Baumqartner, Christopher	50,000
Baumgartner, Stephanie	50,000
Davis, Meeqan	10,000
Dickerson, Jason	50,000
Erickson, John	50,000
Gignac, Harold	10,000
Gignac, Laura	10,000
Giqnac, Patricia	10,000
Golt, Gerald E	50,000
Halpin-Poirier, Monique	50,000
Hanlin, James	50,000
Harward, Douq	50,000
Hudgins Jr, Dan	50,000
Hudqins. P.D.	50,000
Huss Jr. Thomas H	50,000
Ihn, Myunqhee	50,000
Ihn, Tai S	50,000
Johnson, Loretta	50,000
Jones, Sandra G.	20,000
Kelly, Daniel	50,000
Kim, Aekyung	50,000
Kradel, Amy	50,000
Kradel, Michael	50,000
Mix, Kelly A	50,000
Mix, Thomas	50,000
Moon, Hyunsik	50,000
Nahas, Damon	50,000
Poirier, Dan	50,000
Pyun, Alex	5,000
Pyun, Jacquelyn	10,000
Queen, Nathan	30,000
Rice, Bill	50,000
Traube, Beatrice N	20,000
Traube, Martin J	20,000
Whitehead, Elizabeth	20,000
Winget, James K	50,000
Winget, Jill S	50,000
Woody, Frank S	50,000
Woody, Georqye	50,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in November 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Form Licensing Agreement**
23.1	Consent of Webb & Company, P.A.
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney

*      Filed as an exhibit to the Form S1 Registration Statement filed with the SEC on March 18, 2009.
*      Filed as an exhibit to Amendment No.2 to the Form S-1 Registration Statement filed with the SEC on May 12, 2009.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Greensboro, North Carolina on June 28, 2010.

WMLG HOLDING INC.

By:	/s/ Steven Mitchem
Steven Mitchem
Principal Executive Officer, Director, President, Chief Executive Officer

By:	/s/ Eugene Whitmire
Eugene Whitmire
Principal Financial Officer, Director, Chief Financial Officer, Secretary, Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Mitchem and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of WLMG Holdings, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed below by the following persons in the capacities and on June 28, 2010.

By:	/s/ Steven Mitchem
Steven Mitchem
Principal Executive Officer, Director, President, Chief Executive Officer

By:	/s/ Eugene Whitmire
Eugene Whitmire
Principal Financial Officer, Director, Chief Financial Officer, Secretary, Treasurer

By:	/s/ Irv Pyun
Irv Pyun
Director